Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Sallie Mae Completes Strategic Separation,

Launches New Sallie Mae As Standalone Consumer Banking Business

Company to Carry Forward Mission of Helping Families Save, Plan and Pay for College With Emphasis on Responsible Financial Practices

NEWARK, Del., May 1, 2014—Sallie Mae (NASDAQ: SLM), formally SLM Corporation, announced today that it has completed its strategic separation and is now a standalone consumer banking business with a mission of helping families save, plan and pay responsibly for college.

The company offers responsible private education loans, saving products and insurance options to students and families to facilitate their investment in higher education. Its Smart Option Student Loan rewards customers for minimizing loan costs and includes consumer safeguards such as cosigner participation, disciplined underwriting, school certification, in-school payments and proactive customer contact.

“With a 40-year foundation of experience, today Sallie Mae begins anew as a bank that emphasizes responsible consumer financial practices to benefit our customers,” said Raymond Quinlan, Chief Executive Officer. “The new Sallie Mae is squarely oriented toward meeting our customers’ needs and building long-term relationships. Our leadership includes a mix of tenured education lending and banking talent who share my vision for growing the franchise.”

Sallie Mae maintains a strong capital position and funding capabilities, and the company now manages a portfolio of approximately $6.5 billion high-quality, private education loans.

Customers with student loans serviced by Sallie Mae will continue to conduct business as they do today, with no changes until the fall of 2014. This spring and summer, they will receive personalized information about their account and advance notice of any changes needed to manage their account.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 as amended by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements about the risk factors related to the spin-off of Navient, and the development of trading markets after the spin. These statements are based on the current expectations of Sallie Mae management and are subject to known and unknown risks and uncertainties. There are a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements, including, but not limited to, uncertainties and risks related to the spin-off. For further information regarding the risks associated with Salle Mae’s businesses and the spin-off of Navient, please refer to the Sallie Mae’s filings with the SEC, including its most recent Annual Report on Form 10-K. Sallie Mae assumes no obligation to update any forward-looking statements as a result of new information, future developments or otherwise.

Sallie Mae (NASDAQ: SLM) is the nation’s No. 1 financial services company specializing in education. Whether college is a long way off or just around the corner, Sallie Mae turns education dreams into reality for American families. With products and services that include Upromise rewards, scholarship search and planning tools, private education loans, insurance, and online banking, Sallie Mae offers solutions that help families save, plan, and pay for college. Learn more at SallieMae.com. Commonly known as Sallie Mae, SLM Corporation and its subsidiaries are not sponsored by or agencies of the United States of America.

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Contacts:

Journalists and members of the media may contact:

Martha Holler, 302-283-4036, Martha.Holler@SallieMae.com

Investors may contact:

Brian Cronin, 302-283-8435, Brian.Cronin@SallieMae.com

Customers may contact:

888-2-SALLIE (888-272-5543)

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